EXHIBIT (a)(1)(C)
Log-In Page
Welcome to the Option Exchange website for Trident Microsystems’ Offer to Exchange Certain Outstanding Options for a Number of Restricted Stock Rights Please enter your employee ID and password (this was emailed to you with the announcement email; You will be required to change your password when visiting the website for the first time. If you have not received your password, or you do not remeinher your password click here

Change Password
To change your password, enter your employee ID. old password and new password. Then re-enter your new password and click on the “Update” button The password has a maximum limit of 9 characters and it can be any combination of letters and/or digits only. Enter Employee ID: Enter Old Password: Enter Hew Password: Re-enter Hew Password

Welcome
Welcome to the Option Exchange website for Trident Microsystems’ Offer to Exchange Certain Outstancling Options for a Number of Restricted Stock Rights We are please to announce that Trident Microsystems has officials-launched an Offer to Exchange Certain Outstanding Option for a Number of Restricted Stock Rights (the “Offer”) on February “10. 3010, that will remain open until 9:00 p.m.. Pacific Standard Time, on March 10. 2010 (unless extended by Trident Microsystems). An option will be deemed to be an “Eligible Option” if it meets each of the following conditions: The option has an exercise price equal to or greaterthan S4.69 per share: The option was granted under one of our existing equity incentive plans prior to February 10. 2009: and The option does not expire pursuant to its terms prior to the Offer expiration date. However “Eligible Options” will not include any option with a fixed exercise schedule and a per share exercise price less than the fair market value of a share of our common stock as of the date of grant of such option (“excluded options"}. Members of Trident Microsystems’ Board of Directors, its “named executive officers,” executive officers who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and former employees are not eligible to participate in the Offer, The specific terms of the Offer are described in the Schedule TO -Tender Offer Statement filed with the United States Securities and Exchange Commission and the exhibits thereto (the “Offering Materials”). We urge you to read these documents tfery carefully.

View-Elect
ELECTION FORM FORTENDEROF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR A NUMBER OF RE STRICTED STOCK RIGHTS DATED FEBRUARY 10.2010 THE OFFER EXPIRES AT 9:00 P.M.. PACIFIC STANDARD TIME. ON MARCH 10. 2010. UN LESS THE OFFER IS EXTENDED BY TRIDENT MICRO SYSTEMS YOU MAY CHANGE YOUR ELECTION AS MANY TIMES AS YOU LIKE UNTIL THE OFFER EXPIRES Name : Please indicate your decision to tenderyour Eligible Options identified below in exchange for restricted stock rights by checking the “Yes“boxunderthe Exchange Eligible Option?” column. If you do not want to exchange one or more of your Eligible Options, checkthe “No” box underthe Exchange Eligible Option? column forthose particular options. If you do not clearly mark the ‘Yes” box with respect to an Eligible Option, your election with respect to that option will default to “No.’ In that event, such Eligible Option will not be exchanged in the Offer. You may elect to exchange some or all of your Eligible Options on a grant-by-grant basis, however, no partial exchange of an option grant will be accepted.

Election Review
ELECTION EXCHANGE REVIEW You have made the following election with respect to your Eligible Options: Is this information correct? If YES then click “Proceed to Confirmation to continue. If NO. then click “Return to Previous Screen “

Agreement to Terms
AGREEMENT TO TERMS OF EXCHANGE OFFER I acknowledge my Election is subject to the terms, conditions and restrictions contained in the Ottering Materials.

Print Confirmation
PRINT CONFIRMATION Name : Employee IDS: Date : Your election has been recorded as follows: PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an emailed “Election Confirmation Statement within one business day afteryour submission. If you do not receive a confirmation email within one business day after your submission, please forward a copy of your printed Electronic Confirmation Statement via e-mail to stockadminiffltridentmicro.com.

Printable Version
If you have submitted your election electronically, we strongly encourage you to print this page and keep it for your records.
If you don’t Print:

Election Info
Click on a link below to view detailed information regarding the offer. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR A NUMBER OF RESTRICTED STOCK RIGHTS SCHEDULE TO — TENDER OFFER STATEMENT FREQUENTLY ASKED QUESTIONS EMPLOYEE PRESENTATION

Contact Us
CONTACT INFORMATION If you need help please send an email to: Email: optionexchanqeigtridentmicro.com